Exhibit 99.1

Editorial Contact:	Investor Contact:

David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-892-1130	408-979-6186

Secure Computing Reports Record Third Quarter Revenue

Company Achieves 26% Year-Over-Year Revenue Growth, 36% Year-Over-Year Increase In Billings,

And Record Cash Generated From Operations

SAN JOSE, Calif., October 21, 2004 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks, today announced third quarter 2004 revenue of $24.5 million. This represents a 26% increase compared to $19.5 million in the same quarter last year, and an 11% increase compared to revenues of $22.1 million in the prior quarter.

“Secure Computing has delivered strong operating results in the third quarter, including record revenue and billings levels,” said John McNulty, chairman and chief executive officer at Secure Computing. “Both our government and commercial teams executed very well. Our Federal Government vertical market contributed over 26% of our revenue mix, and was within our previously forecasted guidance range. The Commercial vertical market again surpassed our forecasted revenue target.”

As a result of the company’s closure of the Advanced Technology (AT) division in October, 2003, Secure’s financial statement presentations have been reclassified in accordance with US GAAP to present the financial results from continued and discontinued operations. All prior period financial information and comparisons in this press release and all future financial reports issued by the company will reflect the reclassification of the AT division net operating results to the discontinued operations line in the consolidated statements of operations. Please visit the following URL to obtain a copy of the company’s reclassified 2003 quarterly consolidated statements of operations and balance sheets:

http://www.securecomputing.com/invest.cfm?script=700&skey=1048

Gross margins in the third quarter were 85% of revenue or $20.8 million. This compares to 90% of revenue, or $17.6 million, in the year ago quarter and 88% of revenue, or $19.5 million, in the prior quarter. The overall decline in gross margins is a direct result of the significant growth in the Sidewinder G2™ Unified Threat Management Security Appliance business, which has a lower gross margin.

Secure Computing’s third quarter operating expenses were $17.3 million, or 71% of revenue, down 5 percentage points from the year ago quarter. Sales and marketing expenses were $11.6 million, or 47% of revenue, down 2 percentage points from the year ago quarter. Research and development costs were $4.1 million, or 17% of revenue, down 2 percentage points from the year ago quarter. General and administrative costs were $1.7 million, or 7% of revenue, down 1 percentage point from the year ago quarter.

Operating income for the third quarter was 14% of revenue, a 3 percentage point improvement over the prior quarter.

Net income for the third quarter was $3.6 million, or $0.10 per fully diluted share, compared to net income of $2.6 million, or $0.08 per fully diluted share in the same quarter last year, and $2.5 million, or $0.07 per fully diluted share in the prior quarter.

“A number of important factors contributed to our strong performance in the third quarter, including the growing demand for the highest level of network security solutions, the company’s robust product offerings and our demonstrated ability to execute,” said Tim McGurran, president and chief operating officer at Secure Computing. “In the quarter, we experienced significant growth in a number of key operating metrics, including our channel program which produced outstanding results. On a comparative basis, in light of the seasonal impact of the Bess & Sentian bookings, our indirect bookings were approximately 74%, which is up one percentage point from the prior quarter, and 15 percentage points since we launched the program in January.”

“Another important factor to the growth of our business is the increasing demand for more robust security solutions,” added McGurran. “IDC recently identified a new security market called Unified Threat Management, which is expected to grow to $2 billion by 2008. The proliferation of application-level attacks and other security threats has been a major driver to this emerging market. Our Sidewinder G2 Security Appliance, which stood out as a champion in the third quarter, and has positioned the company for a leadership role in this new emerging market.”

Other Q3 Financial Highlights:

•	Billings for the third quarter were $26.4 million, an increase of 36% from the third quarter of 2003. The difference between billings booked and revenue recognized in the third quarter resulted in an increase in deferred revenue of $2.0 million from the end of June, bringing total deferred revenue to a record $27.3 million at the end of September.

•	Days sales outstanding were 70 days at September 30, 2004, compared to 66 days at June 30, 2004, with the change being driven by the increase in deferred revenues.

•	Cash and investments were $47.5 million at September 30, 2004, a $4.2 million, or 10% increase from $43.3 million at June 30, 2004. Cash generated from operations was a record $4.7 million.

“Not only did we post record revenue and billings levels, but we also achieved excellent bottom line performance,” said Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “In the third quarter, our operating margin contribution increased sequentially by 43 percent. Our results for the quarter clearly highlight the continued execution of the company’s business model.”

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on December 17, 2004, until publication of a press release regarding the fourth quarter 2004 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the fourth quarter of 2004, revenues are expected to be comparable to the third quarter of 2004, at approximately $24.5 million. Gross margins are expected to be approximately 85%. As a percent of revenue, operating expenses are expected to be 71%. Fully diluted earnings per share is expected to be approximately $0.10 which assumes a fully diluted weighted average share count of approximately 37.5 million.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$24,530	$19,474	$67,864	$53,283
Cost of revenue	3,738	1,866	8,901	5,104

Gross profit	20,792	17,608	58,963	48,179

Operating expenses:
Selling and marketing	11,599	9,647	33,836	28,063
Research and development	4,059	3,619	12,266	11,223
General and administrative	1,654	1,582	4,864	4,045

	17,312	14,848	50,966	43,331

Operating income	3,480	2,760	7,997	4,848

Other income	85	16	291	115

Net income from continuing operations	3,565	2,776	8,288	4,963

Loss from operations of discontinued AT division	—	(150)	—	(757)
Net income	$3,565	$2,626	$8,288	$4,206

Basic earnings/(loss) per share:
Continuing operations	$0.10	$0.09	$0.23	$0.16
Discontinued operations	—	(0.00)	—	(0.02)

Basic earnings per share	$0.10	$0.08	$0.23	$0.14

Weighted average shares outstanding - basic	35,641	32,173	35,527	31,107

Diluted earnings/(loss) per share:
Continuing operations	$0.10	$0.08	$0.22	$0.15
Discontinued operations	—	(0.00)	—	(0.02)

Diluted earnings per share	$0.10	$0.08	$0.22	$0.13

Weighted average shares outstanding - diluted	36,445	33,995	37,341	32,258

Condensed Consolidated Balance Sheets

	Sept. 30, 2004	Dec. 31, 2003
Assets
Cash and cash equivalents	$39,959	$17,101
Investments	7,528	16,580
Accounts receivable, net	19,172	17,148
Inventory, net	1,605	1,227
Other current assets	7,853	7,232
Current assets from discontinued operations	260	545

Total current assets	76,377	59,833

Property and equipment, net	4,417	5,004
Goodwill	39,889	40,416
Other assets	3,260	3,222

Total assets	$123,943	$108,475

Liabilities and Stockholders’ Equity
Accounts payable	$2,774	$2,861
Accrued payroll	3,559	3,539
Acquisition reserves	1,307	1,757
Other accrued expenses	1,445	1,024
Deferred revenue	21,873	21,663

Total current liabilities	30,958	30,844

Acquisition reserve, net of current portion	665	1,839
Deferred revenue, net of current portion	5,409	3,778

Total liabilities	37,032	36,461

Stockholders’ equity
Common stock	357	350
Additional paid-in capital	196,703	190,090
Accumulated deficit	(109,619)	(117,907)
Accumulated other comprehensive income	(530)	(519)

Total stockholders’ equity	86,911	72,014

Total liabilities and stockholders’ equity	$123,943	$108,475

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2004	2003
Operating activities
Net income	$8,288	$4,206
Loss from discontinued operations	—	757

Net income from continuing operations	8,288	4,963

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	1,876	2,077
Amortization	648	181
Loss on disposals of property and equipment	120	6
Loss on disposals of intangible assets	32	—
Deferred income taxes	(278)	(432)

Changes in operating assets and liabilities:
Accounts receivable	(1,714)	(1,444)
Inventories	(378)	(168)
Other current assets	(343)	(135)
Accounts payable	(87)	962
Payroll related accruals	20	(206)
Accrued liabilities and reserves	(986)	(519)
Deferred revenue	1,841	(360)

Net cash provided by operating activities	9,039	1,771

Investing activities
Net proceeds from sales/maturities of investments	9,052	2,036
Purchase of property and equipment, net	(1,409)	(969)
Increase in intangibles and other assets	(725)	(153)

Net cash provided by investing activities	6,918	914

Financing activities
Proceeds from issuance of common stock	6,620	1,225

Effect of exchange rate changes	(4)	(63)
Net cash provided from/(used by) discontinued operations	285	(978)

Net increase in cash and cash equivalents	22,858	2,869
Cash and cash equivalents, beginning of period	17,101	18,050

Cash and cash equivalents, end of period	$39,959	$20,919